Exhibit 10.1

Mr. R. Brian Hanson

14 Waters Lake Blvd.

Missouri City, TX 77459

Re:                             Separation Agreement

Dear Mr. Hanson:

This letter, upon your signature, will constitute the agreement between you and ION Geophysical Corporation (hereinafter “Employer”) regarding the terms of your separation from employment with Employer.  This agreement (this “Agreement” or “Separation Agreement”) acknowledges the parties’ desire to end the employment relationship on amicable terms.

1.                                      Your employment will be terminated effective on June 1, 2019.  Your resignation from employment with Employer, and from the Board of Directors of Employer, is effective as of such date.

2.                                            You have received or will receive by separate cover information regarding your rights to health insurance continuation and your retirement benefits.   To the extent that you have such rights, nothing in this Agreement will impair those rights; more specifically, you waive no rights to bring an action pursuant to 29 U.S.C. §1132(a)(1)(B) of the Employee Retirement Income Security Act or the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA)  related to providing eligible employees the opportunity for continuation of participation in the employer’s group health insurance plan under certain circumstances.

3.                                            You have returned or will immediately return to Employer any company property and any trade secrets or other confidential information belonging to Employer, including Employer computer equipment, documents and electronic files, employee identification, keys, building access cards, and other property.  Notwithstanding the foregoing, you may keep the computer and telephonic equipment currently in your possession, provided all confidential information, trade secrets, electronic files, documents, and other Employer property residing thereon has been, or will immediately be, removed therefrom.

4.                                      In consideration of your acceptance of this Agreement, on or before June 1, 2021, or a subsequent date agreed by the parties, but in no event earlier than the effective date of this Agreement, the Employer will provide you with the payments and benefits listed below (the “Payments”), minus applicable taxes and withholdings,  which will be paid to you as determined by the circumstances of your termination of employment and as described in Section 2 and Section 4 through 9 of that certain Employment Agreement between you and Employer dated August 2, 2011 and effective January 1, 2012 (your “Employment Agreement”), and which are set forth in clauses A through F below. If you do not sign and return this Agreement, you will not receive any of the Payments outlined herein because you would not otherwise be entitled to such consideration, except in the event that death or disability makes your signing this Agreement not possible, in which event it may be signed by your legal representative.

For the sake of clarity, you agree that the Payments as determined above are comprised solely of the following (and to the extent such Payments differ from those set forth in you Employment Agreement, you and Employer agree that the terms of this Agreement supersede and control):

A.                                    A severance payment equal to Two Million, Four Hundred Thousand Dollars ($2,400,000) (the “Severance Payment”), payable to you in substantially equal installments in accordance with the Employer’s normal payroll practices over the two-year period beginning on June 1, 2019 (the “Retirement Date”); provided, however, that (i) the portion of the Severance Payment for the first six (6) months after the Retirement Date shall be paid to you in a lump sum on the first business day following the expiration of the six-month period following the Retirement Date, and (ii) the remaining portion of the Severance Payment shall be paid on the Employer’s regular payroll dates in substantially equal installments over the remainder of the two-year period.

B.                                    A one-time payment of the pro-rata share of your 2019 annual bonus target, which amount shall be equal to Two Hundred Fifty Thousand Dollars ($250,000), and paid to you sixty (60) days after your Retirement Date.

C.                                    The Employer shall provide to you and, to the extent they are covered by such plan on your Retirement Date, your spouse and dependents, for a 48-month period after the Retirement Date, continuation coverage under the Employer’s group medical, dental, health and hospital plan, in accordance with such plan as in effect at from time to time, at no cost or expense to you, provided that you have timely elected to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

D.                                    The Company will cause One Hundred Twenty Thousand (120,000) shares of restricted Common Stock issued to you pursuant to that certain Restricted Stock Agreement dated December 1, 2018, to become fully vested.  (For the avoidance of doubt, the 6,666 shares of restricted common stock that vested on June 1, 2019, that you received pursuant to the Matching Share Program in effect from February 16, 2016 through March 14, 2016, are not subject to this Agreement; they vested on the last day of your employment and are owned by you.)

E.                                     The Company will cause the options for Twenty-Five Thousand (25,000) shares of company common stock (being the unvested portion of stock options issued to you pursuant to that certain Grant Agreement for Non-Statutory Option dated March 1, 2016), to become fully vested.

F.                                      The exercise period for all of your outstanding vested stock options (including those vested pursuant to Clause E. above), and all of your outstanding vested stock appreciation rights (consisting of 100,000 Covered Shares, as set forth in that certain Stock Appreciation rights Agreement between you and Employer dated March 1, 2016) will be extended until the earlier of June 1, 2021, or the expiration of the full original term specified in each applicable stock option or stock appreciation rights agreement.  (For the avoidance of doubt, stock appreciation rights that were not vested as of the date of your resignation shall not vest and are forfeited.)

5.                                      Unless required or otherwise permitted by law, you will not disclose to others any information regarding the following:

A.                                    Any information regarding Employer’s trade secrets or any other confidential information.

B.                                    The terms of this Agreement, the benefit being paid under it and the fact of payment (except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, and as required by law; provided that you instruct such persons to maintain the confidentiality of the information just as you must).

6.                                      Complete Release, Waiver of Claims and Covenant Not to Sue.

A.                                    Release and Waiver: On behalf of yourself and your heirs, executors, successors and assigns,  except as provided in Section 6 (D) of this Agreement,  you hereby irrevocably and unconditionally release Employer and its predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors and assigns (for purposes of this Section 6, hereinafter collectively referred to as “Employer”), from all claims or demands you have, may have, or may have had against Employer, including, without limitation, any based on or in any way related to your employment with Employer, the termination of that employment, or based on any previous act or omission by or on behalf of Employer. You further agree to waive any right you may have with respect to the claims or demands from which Employer is herewith released. This release and waiver includes, but is not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (which prohibits age discrimination in employment), Title VII of the Civil Rights Acts of 1964, as amended (which prohibits discrimination in employment based on race, color, national origin, religion or sex, including claims of sexual harassment), 42 U.S.C. §1981 (which prohibits race discrimination), claims under the Family and Medical Leave Act, and the federal Equal Pay Act (which prohibits paying men and women unequal pay for equal work), the Rehabilitation Act of 1973 and the Americans with Disabilities Act (which prohibit discrimination on the basis of handicap or disability), the Employee Retirement Income Security Act, claims for discrimination under the Texas Commission on Human Rights Act as codified in the Texas Labor Code, claims for discrimination or retaliation under the Texas Workers’ Compensation Act, and any other federal, state or local laws or regulations prohibiting employment discrimination. This release and waiver also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort. This release and waiver also includes any claims that you suffered any harm by or through the actions or omissions of Employer, including, but not limited to, negligence claims and any other tort or contract claims, including but not limited to defamation, invasion of privacy, and wrongful discharge.

B.                                    Scope of Release/Non-release of Future Claims based on subsequent acts or omissions: This release and waiver, to which you voluntarily agree, covers all claims or demands based on any facts or events, whether known or unknown by you that occurred on or before the effective date of this release. You fully understand that if any of the facts or circumstances on which you premise your execution of this release and waiver be found, suspected or claimed hereafter to be other than or different from the facts and circumstances now believed by you to be true, you nonetheless expressly accept and assume the risk of such possible differences in fact or circumstances and agree that this release and waiver shall be and remain effective notwithstanding any such difference in any such fact or circumstances. Employer acknowledges that you have not released any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the date this release and waiver is executed.

C.                                    No Future Lawsuits, Complaints, or Claims: You hereby waive your right to file any claim or complaint against Employer arising out of your employment with or separation from employment before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law and except for breach of this Agreement.  Notwithstanding anything to the contrary, this Agreement does not prevent you from providing information to or filing a report, charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”) or any other governmental agency, or from participating in any investigation or proceeding conducted by any governmental agency.  Nevertheless, you waive any right to recover any monetary relief or other personal remedies in any governmental agency or other action brought against the Employer on your behalf.  However this Agreement does not limit or waive your right to receive an award for information provided under any SEC program.

As part of this Agreement, you also promise not to make any disparaging remarks about Employer, directly or indirectly. The officers of Employer and members of the Board of Directors of Employer promise not to make any disparaging remarks about you.

D.                                    Provided however, notwithstanding anything to the contrary is this Separation Agreement, you do not release and you expressly preserve all your rights, payments and benefits and all rights of, payments to and benefits of your spouse, family, heirs and devisees provided by your Employer, as determined by this Agreement. Those rights, benefits and payments may include cash payments at the time of termination and thereafter as set forth in Paragraph 4 above, existing rights to vested welfare benefits and vested incentive compensation, including newly accelerated vesting and newly defined exercise periods as set forth in Paragraph 4 above, plus business and travel expenses not yet paid at the time of your termination but incurred while you were employed and that would have been paid under Employer’s procedures if you were still employed; unpaid medical charges and expenses payable under the Employer’s plan despite your termination, and payable pursuant to your Employment Agreement and COBRA; plus all your rights to indemnity, contribution and a defense from any third-party claims under any law, statute, agreement or Employer document, and all insurance coverage relating to those rights, as well as all existing continuing coverage under any liability insurance, including but not limited to directors and officers coverage, fiduciary liability coverage, errors and omissions coverage, professional liability insurance coverage, general and other liability coverage, pursuant to the terms of those insurance policies, as well as your rights as a shareholder and your right to unemployment compensation; your rights under this Separation Agreement, and claims for breach of this Agreement; and rights pursuant to Art. 38.001 et sequitur, Texas Civil Practices & Remedies Code and similar provisions providing for the recovery of reasonable attorney’s fees, and your rights, if any, pursuant to the Employer’s retirement plan.  You do not release any claim which cannot be released under applicable law.  For the purpose of clarification, and not limitation, you understand and agree that this Agreement may be pleaded by Employer as an absolute and final bar to any claim you may have under the Employment Agreement, in any or all suits pending or which may hereafter be filed or prosecuted by you or anyone claiming by, through or under you.  No recovery on account of such matters may hereafter be had, and you agree, to the maximum extent permitted by law, not to institute any lawsuits or other proceedings against Employer with respect to any such claims.

7.                                   Period for Review and Consideration of Release and Waiver of Claims: You acknowledge receipt of the original version of this Agreement, including release and waiver of claims and covenant not to sue. You have been given up to 21 days to review and consider this Agreement, including the release and waiver of claims and covenant not to sue, before signing it. You understand that you can sign this Agreement at any time during the 21-day period or an extension thereof. You agree that any changes to this Agreement restart the running of the 21-day consideration period.

8.                                      Denial of Liability: The parties agree that no statement or consideration given in this Agreement or the execution of this Agreement by any party is intended to or will constitute any evidence of wrongdoing or liability by any of them, any such admission being expressly denied.

9.                                      Encouragement to Consult with an Attorney: You are encouraged, at your own expense, to consult with an attorney before signing this Agreement, including release and waiver of claims and covenant not to sue. This Agreement is the result of arms-length negotiations between the parties.  In reviewing and negotiating this Agreement, each party had the opportunity to consult legal counsel of its own choosing and each party participated in the review and negotiation of this Agreement.  Accordingly, any rule of construction against the drafting party shall have no application to this Agreement.

10.                               Right to Revoke Release and Waiver of Claims: This Agreement, including release and waiver of claims and covenant not to sue, will be effective on the eighth day after you sign the Agreement. For a period of seven (7) days following the execution of this Agreement by you, you may revoke this Agreement, including the release and waiver of claims and covenant not to sue, and this Agreement will not become effective or enforceable until the revocation period has expired. You may revoke this Agreement by delivering a written notice of revocation to Employer at the address set forth below.  If you revoke this Agreement, including the release and waiver of claims and covenant not to sue, the Agreement shall not be effective or enforceable and you will not receive the payment(s) and/or benefit(s) described herein to which you are not otherwise entitled under the law, including, without limitation, the Payments described in Section 4 of this Agreement. Revocation of this Agreement will have no effect on your termination of employment.

11.                               Entire Agreement/Severability:  This Agreement, including release, waiver and covenant not to sue, contains all of the promises and covenants exchanged by the parties, and would not have been agreed upon but for the inclusion of every one of its conditions. The terms and conditions of this Agreement constitute the entire Agreement between Employer and you and supersede all other previous and contemporaneous statements, communications, representations or agreements, either written or oral, by or between Employer and you with respect to the subject matter hereof; provided, however, that this Agreement does not replace or alter in any way any obligations regarding confidentiality, non-competition, non-solicitation, no-hire, non-disparagement, duties of loyalty or fiduciary duty, and/or proprietary information that you may owe the Employer under applicable law or agreement, including those contained within the Employment Agreement. No contemporaneous or subsequent agreement or understanding modifying, varying or expanding this Agreement shall be binding upon either party unless in writing and signed by a duly authorized representative of Employer and you. The release and waiver of claims and covenant not to sue contained in Paragraph 6 of this Agreement are essential and material parts of this Agreement.

12.                               Applicable Law and Venue: This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, except to the extent that federal law may apply and have preemptive effect.  The arbitration provisions of the Employment Agreement are incorporated into this Agreement as if fully set forth herein.  THE PARTIES HERETO UNDERSTAND THAT THIS MEANS THAT EACH WAIVES ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN HANSON AND EMPLOYER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS RELATED HERETO.

14.                               Notices to Employer; Execution in Counterparts; No Reliance.  All notices to Employer required or permitted hereunder shall be in writing and shall be: (a) personally delivered to the addressee below during regular business hours (to be deemed received upon personal delivery); or (b) sent by nationally recognized, commercial overnight delivery service (such as FedEx) to the addressee below with provisions for a receipt, delivery charges prepaid (to be deemed received upon the date that the delivery service first attempts delivery to the below addressee). Employer’s address for notice is:

General Counsel

ION Geophysical Corporation

2105 CityWest Blvd., Suite 100

Houston, TX 77042

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement.  To facilitate execution of this Agreement, the parties may execute such counterparts and exchange copies of such executed counterparts via telefax or e-mail, and such telefaxed or e-mailed copies shall serve as originals.

You acknowledge and agree that Employer’s obligations under this Agreement are conditioned upon your compliance with the terms hereof, and that neither Employer, nor anyone acting on Employer’s behalf, has made any promise, statement, inducement, or representation concerning this Agreement that is not expressed in this Agreement, and that, in signing this Agreement, you are not relying on any prior communications, promises, statements, inducements, or representations, oral or written, made by Employer or anyone acting on Employer’s behalf.  Instead, you acknowledge that you are relying solely upon your own judgment and/or any advice provided to you by your legal and tax advisors, if any.

/s/ Brian Hanson	6/3/2019
Mr. Brian Hanson	Date

ION GEOPHYSICAL CORPORATION

By:	/s/ Larry Burke	6/3/2019
Date